SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CBEYOND, INC.

(Name of Registrant as Specified In Its Charter)

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320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(678) 424-2400

NOTICE OF ANNUAL MEETING

TO BE HELD JUNE 11, 2010

The 2010 Annual Meeting of Stockholders of Cbeyond, Inc., a Delaware corporation (“we”, “our”, “us”, the “Company” or “Cbeyond”), will be held on Friday, June 11, 2010, at 9:30 a.m., local time, at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, for the following purposes:

1. To elect the Class II directors to hold office until the 2013 Annual Meeting of Stockholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office).

2. To ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed April 15, 2010, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders or any adjournments thereof.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2009 Annual Report to Stockholders for the fiscal year ended December 31, 2009.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Kurt Abkemeier, by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

J. Robert Fugate, Chief Financial Officer

April 23, 2010

Atlanta, Georgia

CBEYOND, INC.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held at 9:30 a.m., June 11, 2010

The proxy statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at: http://ir.cbeyond.net/index.cfm.

The materials available at the website are the proxy statement and annual report to stockholders (Form 10-K).

The annual meeting of stockholders will be held at 9:30 a.m., local time, on June 11, 2010 at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339. The matters to be covered are noted below:

1. Election of Directors;

2. Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. Other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of Cbeyond recommends voting FOR Proposal 1—Election of Directors and Proposal 2—Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Kurt Abkemeier; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(678) 424-2400

PROXY STATEMENT

The Board of Directors (the “Board”) of Cbeyond, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 11, 2010, at 9:30 a.m., local time, at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 28, 2010.

Voting Securities

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 15, 2010 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 30,532,531 shares of common stock, par value $0.01 per share (the “Common Stock”).

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and, therefore, an abstention will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: Kurt Abkemeier;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The Company does not expect to pay special fees to a third party proxy solicitor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently comprises nine members divided into three classes. Each year at the Annual Meeting, the stockholders vote on the election of the members of the current expiring class, or other nominees, for a three year term of office. The term of office of the Class I directors expires at the 2012 Annual Meeting, the term of office of the Class II directors expires at this year’s Annual Meeting, and the term of office of the Class III directors expires at the 2011 Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.

Nominees for election to the Board shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected. James N. Perry, Jr., a Class I Director, informed us on April 20, 2010, that he intends to retire from the Board following the conclusion of our Board meeting on July 22, 2010.

The following table lists the Class II directors who have been nominated for election to serve until the Annual Meeting in 2013 and the Class I and III directors who will continue to serve until the Annual Meeting in 2012 and 2011 respectively:

Class I Directors (Term Expiring 2012)	Class II Nominees (Term Expiring 2010)	Class III Directors (Term Expiring 2011)
D. Scott Luttrell James N. Perry, Jr. Martin Mucci	John H. Chapple Douglas C. Grissom David A. Rogan	James F. Geiger Larry D. Thompson Open

Our Board has approved the nominations of Messrs. Chapple, Grissom and Rogan as Class II directors for election at the Annual Meeting to serve until the Annual Meeting in 2013 or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office.

Director Biographies and Qualifications

In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cbeyond and our Board. Finally, we value their significant executive leadership experience derived from their service as executives of large corporations and their experience on other public company boards of directors and board committees.

James F. Geiger	Director since 1999

Mr. Geiger, age 51, has been our Chairman, President and Chief Executive Officer since he founded Cbeyond in 1999. Prior to founding Cbeyond, Mr. Geiger was Senior Vice President and Chief Marketing Officer of Intermedia Communications. Mr. Geiger was also in charge of Digex, Intermedia’s complex web-hosting organization, since acquisition and until just prior to its carve-out IPO. Before joining Intermedia, Mr. Geiger was a founding principal and CEO of FiberNet, a metropolitan area network provider, sold to Intermedia in 1996. In the 1980’s Mr. Geiger held various sales and marketing management positions at Frontier Communications, Inc. He began his career at Price Waterhouse (now PricewaterhouseCoopers LLP) and received a bachelor’s degree in accounting and pre-law from Clarkson University. In addition, Mr. Geiger serves on the boards of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers, the Hands On Network, a national volunteer organization that promotes civic engagement in communities, and ReachLocal, a privately held venture capital-backed company headquartered in Woodland Hills, CA, focused on online advertising and search optimization for small businesses. Mr. Geiger serves as both Chairman and CEO. He is the founder of Cbeyond and has successfully led the Company and the Board since the Company’s inception. The Board selected Mr. Geiger to serve as director because he provides day to day leadership as the current CEO of Cbeyond which gives him intimate knowledge of Cbeyond and our operations. Further, Mr. Geiger brings extensive historical perspective to his role as well as extensive knowledge and experience in the industry; he has the experience and commitment necessary to ensure the Company enjoys continued success and maintains its dedication to our core values, strategies and strengths.

John H. Chapple	Director since 2004

Mr. Chapple, age 57, is President of Hawkeye Investments LLC, a privately-owned equity firm. Mr. Chapple has over 26 years of experience in the wireless communications and cable television industries. Prior to forming Hawkeye, he worked to organize Nextel Partners, a provider of digital wireless services in mid-size and smaller markets throughout the U.S. He became President, Chief Executive Officer, and Chairman of the Board of Nextel Partners (purchased by Sprint Communications in July 2006) and its subsidiaries in August 1998. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1983 to 1988, he served as Senior Vice President of Operations for American Cablesystems after moving from Rogers Cablesystems where he had served on the senior management team since 1978. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the CTIA-The Wireless Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Board of Trustees as Chairman and on the advisory board for the Maxwell School of Syracuse University. He is also on the Board of Directors of Yahoo! Inc., a leading global Internet company; Seamobile Enterprises, a privately held company providing integrated wireless services at sea; Telesphere, a privately held VoIP (Voice over Internet Protocol) company based in Phoenix, Arizona; and on the advisory boards of Diamond Castle Holdings, LLC, a private equity firm based in New York City, the Daniel J. Evans School of Public Affairs at the University of Washington and Apostle Islands Historic Preservation Conservancy of Wisconsin. Mr. Chapple received a bachelor’s degree from Syracuse University and a graduate degree from Harvard University’s Advanced Management Program. Mr. Chapple’s key qualifications as a director include his broad experience in diverse segments of the telecommunications industry, executive experience as a President, CEO and Chairman of the Board of a large, public telecommunications company, operational experience with complex, technology-driven companies, board experience with other public companies and board experience with technology-driven private companies.

Douglas C. Grissom	Director since 2000

Mr. Grissom, age 43, originally joined the board as a designee of Madison Dearborn Partners. Prior to joining Madison Dearborn Partners in 1999, Mr. Grissom was with Bain Capital, Inc., McKinsey & Company, Inc. and Goldman, Sachs & Co. Mr. Grissom concentrates on investments in the communications industry and currently serves on the board of directors of Asurion Corporation. Mr. Grissom received a bachelor’s degree from Amherst College and an MBA from Harvard Business School. Mr. Grissom’s key qualifications as a director include his knowledge of the telecommunications marketplace and his experience on the boards of other public companies. Additionally, a Madison Dearborn Partners fund was a founding investor in Cbeyond, and Mr. Grissom brings extensive historical perspective to the board.

D. Scott Luttrell	Director since 2000

Mr. Luttrell, age 55, is the founder of LCM Group, Inc., an investment company based in Tampa, Florida specializing in alternative asset management and consulting services; including hedge fund, private equity and real estate investing. Since 1988, Mr. Luttrell has served as CEO of LCM Group, Inc. Mr. Luttrell served from 1991 through 2000 as principal and senior officer of Caxton Associates, LLC, a New York based diversified investment firm. Mr. Luttrell’s responsibilities with Caxton included Senior Trading Manager, Director of Global Fixed Income and a senior member of the firm’s portfolio risk management committee. Mr. Luttrell has diverse investment experience in private equity, foreign exchange, fixed income and the alternative investment asset class. Mr. Luttrell serves on the boards of directors of Florida Bank Group, Inc. and several private companies and is active in various academic and not-for-profit organizations, including Southern Methodist University’s Cox School of Business Executive Board, Southern Methodist University’s Center for the Study of Alternative Asset Management, and the Board of Directors of Honduras Outreach. Mr. Luttrell is founder and trustee of The Light Foundation, a Tampa based charitable foundation. Mr. Luttrell received a bachelor’s degree in Business Administration/Finance from Southern Methodist University in Dallas, Texas and attended Harvard Business School’s Executive Education program in corporate governance. Mr. Luttrell’s key qualifications as a director include his knowledge of equity markets and his risk management experience. Additionally, LCM Group was a founding investor in Cbeyond, and Mr. Luttrell brings extensive historical perspective to the board.

Martin Mucci	Director since 2008

Mr. Mucci, age 50, is Senior Vice President of Operations for Paychex, Inc. and is responsible for all operations, customer service of the company’s payroll and human resource clients as well as product management and information technology functions. Prior to joining Paychex, Mr. Mucci was the CEO of Frontier Telephone of Rochester and president of telephone operations with responsibility for the operations, customer service, and financial performance of Frontier’s local telephone companies. Mr. Mucci holds a bachelor’s degree in accounting from St. John Fisher College in Rochester, New York and received an MBA through the University of Rochester’s William E. Simon Graduate School of Business. In 2007, he completed a two-year term as Chairman of the Rochester Business Alliance Board of Directors where he remains a member of the Board of Directors and Executive Committee. He is currently Chairman of the St. John Fisher College Board of Trustees. Mr. Mucci also serves as the chairman of the Catholic Family Center Board of Governors. He is a past chair of the Rochester Walk to Cure Diabetes to benefit the Juvenile Diabetes Research Foundation, a past member of the United Way of Greater Rochester Board of Directors and Finance Committee, the New York State Business Council Board of Directors and the Industrial Management Council of Rochester (now part of the Rochester Business Alliance). In 1999, Mr. Mucci received the Excellence in Management Award from St. John Fisher College in recognition of his professional accomplishments in business and service to his community. Mr. Mucci’s key qualifications as a director include his extensive knowledge of the telecommunications marketplace, his executive experience with a large telecommunications company and his position with Paychex, a public company with a business model that is similar and complimentary to Cbeyond’s business model, which gives him unique insights into the Company’s challenges, opportunities and operations.

James N. Perry, Jr.	Director since 2000

Mr. Perry, age 49, originally joined the board as a designee of Madison Dearborn Partners. Mr. Perry is a managing director at Madison Dearborn Partners, which he co-founded. Previously, Mr. Perry was with First Chicago Venture Capital. Mr. Perry concentrates on investments in the communications industry and currently serves on the boards of directors of Asurion Corporation, MetroPCS Communications, Inc., Sorenson Communications Holdings, LLC, The Topps Company, Inc., Univision Communications Inc., and Catholic Relief Services. Mr. Perry received his bachelor’s degree from the University of Pennsylvania and his MBA from the University of Chicago, Graduate School of Business. Mr. Perry’s key qualifications as a director include his public company board experience and his knowledge of the telecommunications marketplace. Additionally, a Madison Dearborn Partners fund was a founding investor in Cbeyond, and Mr. Perry brings extensive historical perspective to the board.

David A. Rogan	Director since 2006

Mr. Rogan, age 52, has been retired since August 2009. Prior to his retirement, Mr. Rogan was Vice President of Cisco Systems, Inc. He was responsible for managing Cisco’s growing, global captive financial services company and wholly-owned subsidiary, Cisco Systems Capital, where he also served as its President and General Manager. Mr. Rogan previously served as Vice President, Treasurer for Cisco Systems and was responsible for worldwide treasury needs which include: funding and project financing; portfolio management; day-to-day cash management; risk management; global bank relations; foreign exchange and interest rate risk management; and stock administration. Prior to joining Cisco, Mr. Rogan was the Assistant Treasurer at Apple Computer, Inc. for more than four years, where his major responsibilities were worldwide funding, investments, and financial market risk management. He also spent more than five years with General Motors in New York in various treasury-related positions, most recently as Director of Foreign Exchange and International Cash Management. Mr. Rogan has a bachelor’s degree from the University of Connecticut and an MBA from the University of Chicago, Graduate School of Business. Mr. Rogan’s key qualifications as a director include his deep background in finance and accounting at public companies, his risk-management experience and his experience at Cisco, which is an important, long-term vendor of critical infrastructure equipment for Cbeyond.

Robert Rothman	Director since 2004

Mr. Rothman, age 57, originally joined the board as a designee of certain of our investors. Mr. Rothman is Chairman and Chief Executive Officer of Black Diamond Group, Inc. and Executive Chairman of Florida Bank Group, Inc. in Tampa, Florida. He was Chairman of the Board and Chief Executive Officer of Consolidated International Group, Inc., which owned and operated insurance companies in Europe and North America, from 1987 to 1999. Prior to founding the Consolidated Group of Companies in 1987, he was Executive Vice President and Chief Financial Officer of Beneficial Insurance Group. Mr. Rothman is a member of the Advisory Council for the University of Chicago Graduate School of Business and Chairman of the Board of H. Lee Moffitt Cancer Center & Research Institute, Inc. Mr. Rothman obtained a B.A. Degree in Economics from Queens College of the City University of New York and an MBA in Finance from the University of Chicago, Graduate School of Business. Mr. Rothman’s key qualifications as a director include his broad management experience, his investment experience in a diverse array of established and early-stage public and private companies and his experience in large company finance.

Larry Thompson	Director since 2010

Mr. Thompson, age 64, is Senior Vice President of Government Affairs, General Counsel and Secretary for PepsiCo. Since October 2004, Mr. Thompson has been responsible for PepsiCo’s worldwide legal function, as well as its government affairs organization and The PepsiCo Foundation, which is PepsiCo’s philanthropic arm. From 2003 to 2004, Mr. Thompson served as a Senior Fellow with The Brookings Institution in Washington, D.C. Mr. Thompson’s government career includes serving in the U.S. Department of Justice as Deputy Attorney General from 2001 to 2003 and leading the Department’s National Security Coordination Council in 2002. Mr. Thompson was also chosen to head the Corporate Fraud Task Force in 2002, where he led, among others, the Justice Department’s ongoing Enron investigation. From 1986 to 2001, Mr. Thompson was a partner in the Atlanta, Ga., law firm of King & Spalding, where he practiced in the Antitrust and Litigation Departments. Mr. Thompson also served as the U.S. Attorney for the Northern District of Georgia from 1982 to 1986, where he directed the Southern Organized Crime Drug Enforcement Task Force and served on the Attorney General’s Economic Crime Council. During this time, he was also appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of U.S. Circuit Court Judges appointed by the U.S. Supreme Court and was selected by the U.S. Congress to chair the Judicial Review Commission on Foreign Asset Control. In 2004, Mr. Thompson served as a visiting professor of law at the University of Georgia Law School. Mr. Thompson holds a Bachelor of Arts from Culver-Stockton College, a Master of Arts from Michigan State University, and a law degree from the University of Michigan. Mr. Thompson currently serves on the boards of various Franklin, Templeton and Mutual Series Funds, the United Negro College Fund and the National Center for State Courts. He also serves on the Board of Trustees of The Arch Foundation for the University of Georgia and is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson has

received several awards including: the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission; Outstanding Litigator Award from the Federal Bar Association; and the A. T. Walden Award for outstanding accomplishments to the legal profession from the Gate City Bar Association. Mr. Thompson’s key qualifications as a director include his deep experience with complex corporate legal matters, federal regulatory matters and government affairs. He brings fresh insight to the Board regarding compliance, ethics oversight and risk management, particularly with regard to litigation and corporate fraud. Mr. Thompson also introduces to the Board a voice with broad, diverse experience with the federal government, a particularly valuable asset for Cbeyond because we rely on various federal laws and regulations that allow us to purchase key inputs necessary for us to reach our customers.

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of each of the Class II nominees named above.

BOARD OF DIRECTORS AND COMMITTEES

Meetings and Organization

During 2009, the Board met five times. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board during 2009. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the committees of the Board during 2009 of which he was a member. During 2009, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Company encourages but does not require all of its directors to attend the Annual Meeting. Two directors attended the 2009 Annual Meeting.

Code of Ethics

The Company’s code of ethics may be found on the Company’s website at www.cbeyond.net. The Company shall provide a copy of the code of ethics without charge to any person who requests it by sending a request to the Company in care of the Secretary of the Board.

Director Independence

The listing standards of the Nasdaq Global Market (“Nasdaq”) require that a majority of the Board be independent. A director does not qualify as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable rules and regulations of the Securities and Exchange Commission’s (the “SEC”) and the Nasdaq listing standards, the Board has determined that all of the directors are independent, other than Mr. Geiger. In reviewing director independence, the Board determined that Mr. Rogan’s position as an executive of Cisco Systems, Inc., a significant supplier of equipment, software and services to the Company, did not impair his independence as a director.

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks; further, the Board and management have established an enterprise risk management process to provide a comprehensive approach to assessing business, operational, financial and environmental risks to the Company. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter and its responsibility to oversee the Company’s compliance with legal and regulatory requirements, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Leadership Structure

Our Board is currently comprised of eight independent directors and one employee director. As is a common practice among many public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. Mr. Geiger has held both of these positions since his founding of the Company in 1999. In his position as CEO, Mr. Geiger has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board (with input from the presiding independent director), presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision. In addition, we believe that our CEO is effective at managing the risks the Company faces and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Cbeyond is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Cbeyond. We believe Cbeyond, like many U.S. companies, has been well-served by this leadership structure.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Cbeyond and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Cbeyond’s Corporate Governance Guidelines. These criteria include the ability to make independent analytical inquiries, experience relevant to the success of a publicly-traded company, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cbeyond believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Communication with Board Members

Although the Company has no formal process by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board, has served the Board’s and the stockholders’ needs. In view of the SEC’s disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of the Secretary of the Board.

Compensation of Directors

The Committee engaged Frederic W. Cook & Co. (“Cook”) in 2008 to review our policies for non-employee director compensation. The compensation for our directors was set based on comparative data provided by Cook. Generally, we use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. We have designed our compensation to be more heavily weighted towards equity to align the compensation of non-employee directors with the creation of stockholder value. Prior to finalizing non-employee director compensation, the Committee received Cook’s confirmation that, in its view, the compensation is within the range of competitive practice.

In 2009, we paid our non-employee board members annual retainers of $25,000 for board membership, $15,000 for audit committee chairmanship, $10,000 each for nominating committee and compensation committee chairmanships, and $5,000 for membership on each committee. In addition to membership fees, in 2009, each non-employee director received $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. We do not provide additional compensation for attendance of directors at committee meetings. We fully reimburse our its non-employee directors for all reasonable expenses they incur to attend board and/or committee meetings.

Prior to 2007, we made one-time stock option grants to each new non-employee director not affiliated with Madison Dearborn Partners. Generally, we granted 25,773 options to non-employee directors upon joining the Board, most often vesting over three years. Robert Rothman did not receive a grant upon joining the Board in 2005 but did receive an award of options and restricted stock in May 2006 in an amount needed to equal the value of options he would have accrued if he had received the standard award when he joined the Board.

Beginning in 2007, we began offering to each of our non-employee directors an annual stock option grant to purchase shares of our Common Stock and a restricted stock award of shares of our Common Stock with each award vesting over one year. Our policy is to provide each new director his or her initial grant at the next meeting of the Committee in which equity grants are made following his or her election or appointment to the Board. The annual equity grant for directors occurs on the date of the Annual Meeting, which generally occurs in June of each year. Prior to 2009, our equity compensation for non-employee directors consisted of an initial grant of $100,000 in stock options and an annual grant of $200,000, of which 50% was in options and 50% was in restricted stock. Starting in 2009, the value of the initial and annual equity grants was maintained at $100,000 and $200,000, but the entire value was issued in the form of restricted stock. Each stock option equity award grant made to our directors has an exercise price equal to the fair market value of our Common Stock on the date of grant. Any future equity awards to directors will be within the discretion of the Board.

2009 Director Compensation Table

The following table provides compensation information for non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John H. Chapple	34,500	193,314	227,814
Douglas C. Grissom	40,500	193,314	233,814
D. Scott Luttrell	44,500	193,314	237,814
Martin Mucci	34,500	193,314	227,814
James N. Perry, Jr.	33,500	193,314	226,814
Patrick S. Pittard(3)	15,000	—	15,000
David A. Rogan	34,500	193,314	227,814
Robert Rothman	44,500	193,314	237,814
Larry D. Thompson(4)	—	—	—

*	James F. Geiger, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Geiger as an employee of the Company is shown in the Summary Compensation Table.

(1)	Amounts shown include retainer, committee chair and meeting fees earned by our directors during the fiscal year ended December 31, 2009.

(2)	The Grant Date Fair Value of Stock Awards amounts above were calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation (“ASC 718”) granted pursuant to the Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010. As of December 31, 2009, each director has the following number of stock awards and options outstanding, respectively: John H. Chapple, 11,548 and 23,092, Douglas C. Grissom, 11,548 and 13,092; D. Scott Luttrell, 11,548 and 13,092; Martin Mucci 11,548 and 13,142, James N. Perry, Jr., 11,548 and 13,092; Patrick S. Pittard 0 and 14,406, David A. Rogan, 11,548 and 38,865 and Robert Rothman, 11,548 and 32,788.

(3)	Mr. Pittard did not stand for re-election at the 2009 Annual Meeting.

(4)	The Board of Directors elected Larry D. Thompson to serve as a member on February 17, 2010; therefore, Mr. Thompson did not receive compensation during 2009.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), consists of Messrs. Rothman, Luttrell and Rogan, each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Mr. Rothman serves as the Audit Committee chairman. The Board has determined that Mr. Rothman qualifies as an audit committee financial expert, as that term is defined in the Exchange Act and any similar requirements of Nasdaq. The responsibilities of the Audit Committee include:

•

appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit or non-audit services;

•

oversight of our independent registered public accounting firm, including reviewing the independence and quality control procedures and the experience and qualifications of our independent registered public accounting firm’s senior personnel that are providing us audit services;

•

meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•

reviewing financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our independent registered public accounting firm and our reporting policies and practices, and reporting recommendations to the Board for approval;

•

establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the rules of the SEC to be included in our annual proxy statement.

The Audit Committee met nine times during 2009. The charter of the Audit Committee may be located on our website at www.cbeyond.net.

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61, as amended, as adopted in Rule 3200T by the Public Company Accounting Oversight Board.

We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert Rothman, Chairman

D. Scott Luttrell

David A. Rogan

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Luttrell, Mucci and Perry, all of whom are independent members of our Board. Mr. Luttrell serves as the chairman of this committee. We have adopted a charter governing the activities of the Nominating and Corporate Governance Committee, which can be found on the Company’s website at www.cbeyond.net. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of shareholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the composition and organization of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and overseeing the Board in its annual review of Board performance. The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as knowledge, perspective, professional and personal integrity, experience in corporate management, experience in the relevant industry, mature business judgment, relevant specific industry, social policy or regulatory affairs knowledge, and any other factors appropriate in the context of an assessment of the Nominating and Corporate Governance Committee’s understood needs of the Board at that time.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. The Nominating and Corporate Governance Committee has a search firm under retainer to identify potential candidates for the Board.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for Board consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Board, not earlier than 90 calendar days but not later than 70 calendar days in advance of the first anniversary of the preceding year’s annual meeting, in order to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. See also “Notice of Business and Nominations” of the Company’s Bylaws for the process of submitting proposals.

The Nominating and Corporate Governance Committee met five times during 2009.

Compensation Committee

The Compensation Committee currently consists of Messrs. Grissom and Chapple, each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. Mr. Grissom serves as the chairman of this committee. We have adopted a charter governing the activities of the Compensation Committee, which may be located on the Company’s website at www.cbeyond.net. The Compensation Committee is responsible for determining compensation for our executive officers and other employees and administering the compensation programs as described further under the caption “Compensation Discussion and Analysis.” The Compensation Committee met nine times during 2009.

Compensation Committee Interlocks and Insider Participation

During 2009:

•	The Compensation Committee was comprised of Messrs. Grissom and Chapple;

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•

None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $120,000;

•

None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Geiger is included under “Proposal No. 1—Election of Directors.” All executive officers hold office until a successor is chosen and qualified.

J. Robert Fugate, age 49, has been our Executive Vice President and Chief Financial Officer since 2000. Mr. Fugate leads our financial and accounting operations, business development, and investor relations, legal and regulatory affairs and is a founder of Cbeyond. From 1988 until the founding of Cbeyond, Mr. Fugate served as chief financial officer for several telecommunications and technology companies, including Splitrock Services, Inc., a nationwide Internet and data network services provider, and Mobile Telecommunication Technologies Corp. (later SkyTel Communications Corp.), or Mtel, an international provider of wireless data services. Prior to joining Cbeyond, Mr. Fugate oversaw numerous public securities offerings, as well as other financial transactions, and was previously an investment banker at Prudential-Bache Securities. He began his career at Mobile Communications Corporation of America. Mr. Fugate serves on the boards of directors of the Technology Association of Georgia, the Adaptive Learning Center, a non-profit organization that assists children with developmental disabilities, and on the Metro Atlanta Advisory Board of the Salvation Army. Mr. Fugate received an MBA from Harvard Business School and a bachelor’s degree from the University of Mississippi.

Robert R. Morrice, age 61, is our Chief People Officer. Mr. Morrice started out as our Executive Vice President, Sales and Service and was instrumental in building our distribution and sales model. Mr. Morrice has recently taken over Human Resources, Training and Development. Prior to co-founding Cbeyond, Mr. Morrice was vice president of retail sales and an officer of Intermedia Communications. Prior to Intermedia, Mr. Morrice served at Sprint Communications in a variety of positions, including southeast regional director for National Accounts, and led sales efforts for Precision Systems, Inc., a Florida-based telecommunications software company. Mr. Morrice has a bachelor’s degree in social sciences from Campbell University and a master’s degree in education psychology from Wayne State University.

Christopher C. Gatch, age 37, is our Chief Technology Officer, or CTO. Mr. Gatch joined us in 1999 as Vice President of Business Development, and later served as Vice President of Product Development, Vice President of Engineering, and CTO. Prior to co-founding Cbeyond, Mr. Gatch worked at Intermedia Communications, where his last role was senior director of strategic marketing, focusing on research and development of VoIP alternatives for the company. He also serves on the board of the SIP Forum and led the development of SIPconnect, the industry standard for SIP Trunking. Mr. Gatch has a bachelor’s degree in computer engineering from Clemson University and a master’s degree in the management of technology from the Georgia Institute of Technology.

Henry C. Lyon, age 45, joined us in 2004 and serves as our Chief Accounting Officer. Prior to joining us, Mr. Lyon was vice president and corporate controller and chief accounting officer for World Access, Inc., a provider of international long distance service focused on markets in Europe, from 2000 to 2004. Mr. Lyon also held positions as vice president and corporate controller for Nova Corporation, as principal for Broadstreet Development Company, LLC and as audit manager for Ernst & Young LLP. Mr. Lyon graduated from the University of Georgia in 1986 with a bachelor degree in Business Administration in Accounting.

Joseph A. Oesterling, age 42, joined us in 2000 and serves as our Chief Information Officer. He is responsible for the development and support of all of our operational support systems (OSS) and business support systems (BSS). He also provides executive oversight for our business intelligence solutions, billing operations and facilities. He has led the creation of a next generation OSS featuring a high degree of flow through provisioning and an industry leading customer self service website. Prior to joining us, Mr. Oesterling held Information Technology leadership roles with Capital One, Security Capital Group, Booz-Allen & Hamilton, Sony and IBM. Mr. Oesterling is very active in the Atlanta community, serving on the boards of directors of Consumer Credit Counseling Services of Greater Atlanta, TechBridge, and Synchronicity Performance Group and serving as the chair of the Georgia CIO Leadership Association. Mr. Oesterling holds an MBA from the University of Texas at Austin and bachelor degree in computer science from Purdue University.

Brooks A. Robinson, age 38, joined us in 2000 and serves as our Chief Marketing Officer. He leads our sales and marketing organization. Prior to co-founding Cbeyond, Mr. Robinson worked for Cambridge Strategic Management Group (CSMG), a strategy consulting firm in Boston, where he managed consulting engagements that focused on strategy development and business case due diligence for the telecom and high tech sectors. Previously, Mr. Robinson managed consulting engagements for Deloitte Consulting in Toronto and held various engineering positions at Nortel Networks in Ottawa. Mr. Robinson holds a bachelor of applied science degree in electrical engineering and management science from the University of Waterloo (Canada) and the University of Queensland (Australia).

Kurt J. Abkemeier, age 40, joined us in June 2005 and serves as our Vice President of Finance and our Treasurer. Prior to joining us, Mr. Abkemeier was director of finance and strategic planning at AirGate PCS, Inc., a regional wireless telecommunications service provider. Mr. Abkemeier also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at JP Morgan & Co. analyzing telecommunications companies. Mr. Abkemeier holds a bachelor degree in applied economics from Cornell University.

N. Brent Cobb, age 40, joined us in 2005 and serves as our Chief Customer Officer, responsible for our customer facing operations and organizations. Previously, Mr. Cobb managed marketing communications, product management and development, account management, and general managed the mobile product line. Prior to joining us, Mr. Cobb was the founder and executive vice president of Strategy and Business Development of SK-EarthLink, a joint venture between SK Telecom and EarthLink, Inc. He also held a variety of senior management positions at Earthlink, Inc. including Vice President and General Manager, primarily in the wireless and Internet appliance business units. Mr. Cobb has a bachelor’s degree in mechanical engineering from Clemson University and an MBA from the Goizueta Business School at Emory University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee (the “Committee”) of the Board has responsibility for establishing, administering and upholding our compensation philosophy. The Committee ensures that the total compensation paid to our executive officers with the rank of Vice President and above is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table, or the “named executive officers,” (the “NEOs”), are similar to those provided to our other executive officers.

Executive Summary

We believe that the most important measurements of financial performance in our business are revenue, adjusted EBITDA (a non-GAAP financial measure defined as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, gain or loss on disposal of property and equipment and other non-operating income and expense), and capital expenditures. In 2009, we recorded:

•	revenue of $413.8 million, an increase of 18.3% over 2008;

•	adjusted EBITDA of $63.1 million, an increase of 4.2% over 2008;

•	adjusted EBITDA of $19.0 million in the fourth quarter of 2009, an increase of 24.6% sequentially over the third quarter of 2009; and,

•	capital expenditures of $62.1 million, a decrease of 11.2% over 2008.

While we believe that the achievement of these results represents a measure of success of our business during 2009, we also believe that the ongoing economic recession affecting the U.S. economy in 2009 had an impact on the small business sector, where we focus our business efforts exclusively.

Our compensation program is designed to provide incentives to grow our revenues and adjusted EBITDA while maintaining an appropriate level of capital expenditures to support that growth, and we believe that the achievement of our goals will increase our cash flow both in the short and long term. We believe that by so doing we will enhance shareholder value in the long term. Our compensation program is designed to retain the personnel we need to accomplish these goals and to motivate them to maximum performance in a manner consistent with shareholders’ interests and in a manner that discourages their taking unnecessary or excessive risk.

Compensation Philosophy, Objectives and Consideration of Risk

The Committee, as well as management, believes that the most effective executive compensation program is one that is designed to reward our employees for the Company’s achievement of specific annual and long-term goals ultimately intended to create shareholder value, and that such compensation should assist us in attracting and retaining key executives critical to the growth and long-term success. The Committee evaluates compensation to ensure that we maintain our ability to attract and retain superior employees in key positions by providing such employees with compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to our executives, including the NEOs, should include both cash, which rewards annual performance, and non-cash share-based compensation, which rewards long-term performance and creation of shareholder value.

The Board and management have established an enterprise risk management process to provide a comprehensive approach to assessing business, operational, financial, and environmental risks to the Company. To date, our process has not identified compensation policies and practices as a source of risk to the Company. In addition, the Committee considers, in establishing and reviewing the executive compensation programs, whether the programs encourage unnecessary or excessive risk taking that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not. In particular, the Committee believes that the executive compensation programs do not encourage risk taking beyond the Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls, risk management practices of the Company and the desire to focus executives on specific short-term goals important to the Company’s success. The Compensation Committee also believes that long term equity awards do not encourage unnecessary or excessive risk taking since the award vest over a multi-year period and the ultimate value of the awards is tied to the Company’s stock price.

Furthermore, the Committee believes that a number of the Company’s compensation policies and practices provide a source of risk mitigation to the Company, including:

•	its practice of providing a majority of executive compensation in the form of long term equity awards, which help to align executives’ interests with those of the Company’s shareholders;

•	the broad participation of employees in the long term equity award program, which serves to align employees’ interests with those of the Company’s shareholders;

•	its use of staggered and long-term equity vesting schedules to help ensure that executives have significant value tied to long-term stock price performance;

•	its balance of stock options and full value shares in the equity compensation provided;

•	the right of the Committee to exercise discretion in approving and potentially modifying any recommended salary adjustments or awards to executives; and

•

the broad participation of employees in its annual performance-based incentive awards and its use of consistent performance criteria for all incentive compensation plan participants, both of which serve to align management and staff on achieving common goals.

Role of Executive Officers in Executive Compensation Decisions

The Committee makes all final compensation decisions related to the Company’s executive officers, including the NEOs. The Committee selects and engages an independent compensation consultant to benchmark the compensation of each executive to a peer group of companies for each executive’s position. The peer group is developed by the compensation consultant with input from management (i.e. Messrs. Geiger and Fugate) and approval of the Committee. Such benchmark findings are reviewed by the executives noted above and are used by our chief executive officer to develop compensation recommendations with respect to all executive officers other than himself. The compensation recommendations for management made by the chief executive officer, with respect to annual salary adjustments, performance-based incentive compensation and share-based award amounts, are then presented to the Committee, in addition to the conclusions and recommendations reached by the compensation consultant based on an analysis of the most current available competitive peer group data. The Committee then has the right to exercise its discretion in approving and potentially modifying any recommended adjustments or awards to executives. The Committee sets the compensation of the chief executive officer in a manner that is consistent with the underlying principles and guidelines used in setting the other executives’ compensation.

Setting Executive Compensation

Based on the above-mentioned objectives, the Committee has structured annual cash and long-term share-based executive compensation to motivate executives to achieve the business goals set by the Company. In order to maintain competitive pay, the Committee has engaged Cook since 2007 to conduct an annual review of our total compensation program for the executive officers, including the NEOs. Cook was also engaged to conduct an analysis regarding the competitiveness and reasonableness of the Company’s senior executive compensation structure, as well as aggregate costs and dilutive implications associated with the Company’s long-term incentive program and provide feedback to management and the Committee regarding the competitiveness and reasonableness of such compensation structure. Cook provided Messrs. Geiger and Fugate with relevant market data with respect to the peer group (discussed below) and provided compensation structure alternatives using this peer group for Messrs. Geiger and Fugate to consider when making their recommendations for 2009 executive compensation levels to the Committee. Prior to finalizing executive compensation levels and performance incentives for 2009, the Committee received Cook’s confirmation that, in its view, our executive pay levels and incentives were within the range of competitive practice. Cook (and its affiliates) did not provide any additional services to the Company (and its affiliates) during 2009.

In making its compensation decisions, the Committee reviews a comparison of total compensation by element and in aggregate against a peer group of publicly-traded, high growth companies of similar size to Cbeyond within the Telecommunication Services and Internet Software & Services industries (specifically within the Communication Service Providers, Mobile, Software and Services, and VoIP business segments). We refer to this group as the “peer group.” The peer group was determined by Cook with input from senior management and the Committee and consists of companies against which the Committee believes the Company competes for talent, business and shareholder investment. The companies comprising the peer group are:

•AboveNet Communications Inc.	•Equinix, Inc	•NTELOS Holding Corp.	•USA Mobility
•Akamai Technologies, Inc.	•iBasis, Inc.	•PAETEC Holding	•Vonage Holdings, Inc.
•Cogent Communications Group	•j2 Global Communications, Inc.	•Premier Global Services	•Websense, Inc.
•Digital River	•NeuStar, Inc.	•Synchronoss Technologies, Inc.

Since the prior year, we have deleted from our peer group two companies for which compensation data is no longer publicly available: Covad Communications Group and InPhonic, Inc. In addition, we have added three companies to the peer group to improve statistical reliability: AboveNet Communications Inc., Cogent Communications Group, and Premiere Global Services.

For comparison purposes, based on 2008 and prior data, our annual revenues approximated the 25th percentile of the peer group. Our market capitalization fell between the 25th percentile and median of the peer group and the number of our employees approximates the median of the peer group. Our one-and three-year historical revenue growth was between the median and 75th percentile of the peer group. In addition, our one-year and two-year stockholder returns were between the 25th percentile and median, and our three-year stockholder return was above the 75th percentile. In accordance with our compensation philosophy of providing competitive compensation to attract and retain executives, including the NEOs, the Committee targeted total 2009 annual-based cash compensation (salary plus performance-based incentive compensation) for the executive officers generally at the 50th percentile and long-term non-cash share-based compensation generally at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. These targets are generally consistent with 2008 targets. Variations from these percentiles may occur as dictated by the experience level of the individual, responsibilities and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews the competitive peer group data and recommendations provided by Cook and management to determine the appropriate level and mix of incentive compensation. Historically, and in the fiscal year ended December 31, 2009, the Committee compensated our NEOs primarily in the form of equity incentive compensation in order to ensure alignment of management’s interests with long-term stockholders’ interests.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for our NEOs were:

•	base salary cash compensation;

•	performance-based incentive cash compensation; and

•	non-cash share-based compensation (including stock options and restricted stock awards).

We also provide typical medical and retirement plan benefits and limited perquisites to our NEOs.

Base Salary and Annual Cash Compensation

We provide our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each as a portion of their total annual cash compensation, based on their position and responsibility, by using market data obtained from the peer review performed by Cook as well as internal review of each NEO’s total compensation, both individually and relative to other officers. Total annual cash compensation, which includes base salary and performance-based incentive compensation, was generally set at the 50th percentile of total cash compensation of the peer group, for each respective position. Providing competitive total annual cash compensation, for which the most significant component is base salary, enables us to attract and retain key executives critical to our growth and long-term success.

Salary levels are typically determined annually as part of our performance review process as well as upon a promotion or other change in job responsibility. In 2009, salaries were set generally consistent with the 25th percentile and the opportunity for additional performance-based incentive compensation was used to bring target annual total cash compensation to the 50th percentile. This approach minimizes our fixed costs and supports a pay-for-performance culture by linking a significant portion of each NEO’s total annual cash compensation to the achievement of our key financial objectives.

In 2009, two of our NEOs, Messrs. Cobb and Gatch, received a salary increase, in order to bring their salaries to parity with their peers. The rest of our executive officers, including the three highest-paid NEOs, did not receive a salary increase, reflecting the Company’s continued primary focus on more performance-based compensation and consistent with the Company’s overall efforts to limit expense increases, especially given the recessionary economic environment then prevailing.

Performance-Based Incentive Compensation

Our bonus plan serves to align and incentivize all corporate employees, including the NEOs, on the achievement of specified performance targets on our key corporate financial metrics: revenue, adjusted EBITDA, and capital expenditures. For each component, target payout levels are established based on our annual objectives for consolidated performance.

The payout factor for each performance criteria is determined based upon our actual performance measured against the payout target, which is generally set at our internal budget for the year. Incentive amounts to be paid under the performance-based programs may be adjusted by the Committee to account for unusual events such as material changes to the business subsequently approved by the Board that were not provided for in the budget targets, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events to be indicative of our performance. No such adjustments were made for fiscal year 2009 related to our NEOs, except as described below with respect to our amendment to the bonus plan to allow for a voluntary election to receive shares of Cbeyond Common Stock in place of cash.

For 2009, our revenue and adjusted EBITDA performance metrics each carried a weighting of 40% of the bonus opportunity, and the capital expenditures target received the remaining 20% weighting, which reflected the Committee’s view of the relative importance of these targets to the Company and its shareholders. The revenue component target payout level is established and calculated based on quarterly objectives for consolidated performance. The adjusted EBITDA and capital expenditure criterion target payout levels continue to be established and calculated based on our annual objectives for consolidated performance. The Committee believes that quarterly revenue targets are an appropriate measurement period for a recurring revenue business model, allowing for more frequent feedback and accountability to plan participants; however, due to the greater variability in the timing and accounting treatment of certain costs, the Committee believes that annual measurements are more appropriate for adjusted EBITDA and capital expenditure targets. The Committee set the weighting of the quarterly revenue targets at increasing levels throughout the year in order to reflect the greater difficulty in achieving the targets in the later quarters versus the earlier quarters. For 2009, the revenue weightings were 5.0%, 7.5%, 12.5%, and 15.0% for revenue achievement in the first, second, third, and fourth quarters, respectively.

In the event established minimum performance levels are exceeded but applicable target payout levels are not achieved, the executive officers earn proportional awards. If the established minimum performance level is not met for a particular performance criteria component, the payout factor is zero for that particular component. Each performance target has a maximum payout factor of 135%, based on achievement above plan, and a threshold payout factor of 65%, which represents minimum qualifying performance levels below which payout is zero. The Committee generally sets performance targets at levels that it believes require superior performance by the executives to achieve maximum payouts. In 2009, our aggregate performance against our annual objectives resulted in an overall payout factor of 94% of our target executive bonus opportunity. Our 2009 bonus performance targets, achievement results and percentages, and bonus percentages earned for each target were as follows (in millions):

	Performance Targets	Actual Achievement	Achievement Percentage	Percentage of Bonus Earned
Revenues
1st Quarter	$98.5-$99.0	$98.3	99%	5%
2nd Quarter	$103.2-$103.7	$101.8	97%	7%
3rd Quarter	$109.4-$110.2	$106.0	92%	11%
4th Quarter	$115.7-$116.9	$107.7	82%	12%
Adjusted EBITDA	$66.6-$67.6	$63.1	92%	37%
Capital Expenditures	$67.2-$68.2	$62.1	108%	22%
Total Bonus Percentage				94%

In September 2009, the Committee made the following changes to the Company’s 2009 bonus plan:

•

The designation of the third quarter and fourth quarter revenue components of the bonus plan, totaling a potential 27.5% of the total bonus opportunity, to be paid in shares rather than cash at the election of the recipient, for all management employees, including the NEOs;

•	Employees electing to receive such shares in lieu of cash to receive a 10% increase to the number of shares paid, in recognition of the deferral of a portion of the bonus payment;

•	The shares to be paid at approximately the same time that the cash bonus is paid;

•	The shares to be 50% vested immediately upon bonus payment and 50% to vest on December 1, 2010; and

•

The number of shares to be provided to be calculated as the percentage achievement of the revenue component in the third quarter and fourth quarter times the employee bonus percentage opportunity times 1.1 times the employee’s salary divided by the closing price of the Company’s shares on December 31, 2009.

The purpose of the changes to the plan was to improve the Company’s 2009 adjusted EBITDA, provide the Company’s management team with an enhanced equity compensation opportunity, and show confidence in the Company’s business to investors. The Committee and management agreed that the resulting improvement to 2009 adjusted EBITDA arising from paying a portion of the bonus expense in non-cash share-based compensation would not be used in calculating achievement of the adjusted EBITDA component of the 2009 bonus.

The Committee sets each NEO’s bonus potential percentage, based on the competitive peer group analysis performed, as a component of total base cash salary. The bonus target percentage for Mr. Geiger was set at 125%, and the bonus target percentage for Messrs. Fugate, Morrice, Cobb and Gatch was set at 75%, which was unchanged since 2008.

The bonus plan payout for each NEO is computed by multiplying the overall payout factor by each executive’s potential percentage. Payment of the incentive bonus is contingent upon continued employment through the date of payout, unless an executive officer would otherwise be entitled to such payment pursuant to the terms of an employment agreement.

The bonus plan incentive compensation denoted in column (g) of the Summary Compensation Table reflects amounts in the year earned for performance by the NEOs in fiscal year 2008 and 2009; however, payments for these amounts occur in the year subsequent to the year in which they were earned.

Share-Based Compensation

Our share-based awards program assists us to:

•	align the creation of stockholder value with executive compensation;

•	provide an opportunity for increased equity ownership by executives;

•	maintain competitive levels of total compensation;

•	retain key executives; and

•	reward the executives for prior year performance overachievement (based on the Committee’s discretion).

Annual Awards

Share-based awards to NEOs and other key employees are generally granted annually as part of the total recommended compensation per the competitive peer group data for each executive’s relative position within the Company. We generally target annual long-term incentive share-based awards at the 75th percentile of the competitive compensation data from our peer group; however, in 2009 the value of long-term incentive share-based awards was at the 50th percentile due to declines in our stock price and share availability constraints.

During 2008, a portion of the estimated annual equity grants targeted for 2009 was accelerated for all participants in the Company’s equity plan and provided in the form of stock options and restricted shares. The purpose of the accelerated awards was to motivate and retain employees, many of whom had a significant portion of their stock options granted when the exercise price was at levels substantially higher than current market values. The remainder of the 2009 award was granted in February 2009 consistent with prior practice. In its planned 2009 equity awards, the Committee targeted granting the NEOs 50% of the value of their awards in stock options and 50% in restricted stock. However, due to the desire to limit share dilution and the ability to deliver the same amount of value with fewer shares of restricted stock than with stock options, approximately 41% of the value of the 2009 grant was delivered in stock options and 59% was delivered in restricted stock.

Generally, the annual share-based awards are approved at the Committee’s first regularly scheduled quarterly meeting of the calendar year. However, newly hired executive officers are reviewed for such share-based awards at the next regularly scheduled quarterly Committee meeting following their hire date.

Options are awarded at the Nasdaq closing price of our Common Stock on the grant date, which is generally set at two business days following earnings release to allow for investors to assimilate/incorporate all new publicly-available information from the earnings release into the stock price. The Committee does not grant options with an exercise price that is less than the closing price of our Common Stock on the grant date.

The majority of the options and restricted stock vest at a rate of 25% per year over the first four years of the ten-year option term with initial vesting starting at the anniversary of the grant date, which we believe is competitive to the vesting schedules used by its peer group. Vesting and exercise rights cease upon termination of employment except in the case of resignation with good reason, termination without cause, death or disability. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to options, including voting rights and the right to receive dividends or dividend equivalents. However, upon grant of restricted stock, the holder receives the stockholder rights with respect to the shares subject to restricted stock, including voting rights and the right to receive dividends or dividend equivalents.

Other Compensation

Retirement and Other Benefits

We encourage our employees to save for retirement and, as such, offer a 401(k) savings plan. The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis. Effective January 1, 2007, the Company began to match 50% of contributions up to 3% of eligible compensation to all 401(k) plan participants as well as provide a Company contribution of 1.5% of eligible compensation to all active employees as of the end of the 401(k) plan year, June 30. Effective July 1, 2008, the Company increased the match to 50% of contributions up to 4% of eligible compensation to all 401(k) plan participants as well as provide a discretionary Company contribution of 1.5% of eligible compensation to all active employees as of the end of the 401(k) plan year, June 30. The Company match and contribution are generally funded in Company stock subsequent to the 401(k) plan year-end.

Perquisites and Other Personal Benefits

At the election of individual executives, the Company pays for an annual physical evaluation.

Termination Benefits

We have entered into Employment Agreements with each of the NEOs that provide for specified benefits upon termination (other than termination by us for cause or for voluntary termination without “good reason”), including termination in connection with a change in control. These termination benefits are offered in order to ensure that we attract and retain key executives as we compete for talent in a marketplace where similar protections are commonly offered as well as to ensure that the executives remain focused on the Company’s business during any period of change. Information regarding termination benefits and applicable payments under such agreements in effect for 2009 for the NEOs is provided under the heading “Potential Payments Upon Termination or Change of Control.”

Tax Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals considered “covered employees” within the meaning of Section 162(m). A “covered employee” refers to the CEO and any individual among the next four highest compensated officers (other than the CFO). Compensation earned under the stock option incentive plan is currently excluded for purposes of this calculation under Section 162(m). The 2009 compensation paid to all executives, including the NEOs, is fully tax-deductible under Section 162(m) of the Internal Revenue Code, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee

Douglas C. Grissom, Chairman

John H. Chapple

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the NEOs for the fiscal years ended December 31, 2009, 2008 and 2007.

All NEOs were still employed by the Company at 2009 year end. Awards denoted in column (g) reflect amounts in the year earned for performance by the NEOs; however, the payments of these amounts occur subsequent to the year earned. No discretionary bonuses were paid to any NEOs.

2009 Summary Compensation Table

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
James F. Geiger	2009	400,000	430,457	—	472,157	19,457	1,322,071
Chairman and Chief Executive Officer	2008	400,000	896,499	982,011	290,000	6,450	2,574,960
	2007	400,000	925,625	1,010,200	393,320	6,000	2,735,145

J. Robert Fugate	2009	285,000	157,287	—	201,844	8,065	652,196
Executive Vice President and Chief Financial Officer	2008	285,000	900,300	424,570	123,975	3,450	1,737,294
	2007	275,000	696,070	555,597	202,806	4,125	1,733,598

N. Brent Cobb	2009	230,000	255,241	—	162,897	8,065	656,203
Chief Customer Officer	2008	230,000	788,587	313,945	97,875	6,300	1,436,707
	2007	200,000	138,859	151,521	98,330	3,000	591,710

Christopher C. Gatch	2009	222,500	185,837	—	157,575	7,275	573,188
Chief Technology Officer	2008	200,000	846,214	365,325	87,000	6,000	1,504,539
	2007	200,000	296,200	202,048	98,330	3,000	799,578

Robert R. Morrice	2009	265,000	156,941	—	187,675	8,065	617,680
Executive Vice President and Chief People Officer	2008	265,000	589,864	365,325	115,275	6,900	1,342,364
	2007	250,000	533,160	378,823	184,369	3,750	1,350,102

(1)	The amounts in columns (e) and (f) reflect the Grant Date Fair Value of Stock Awards and Option Awards calculated in accordance with ASC 718 granted pursuant to the Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2010.

(2)	The amount in column (e) includes the premium for the election to receive stock in lieu of cash under the corporate bonus plan, which is discussed in further detail under the heading Performance-Based Incentive Compensation in the Compensation Discussion and Analysis section of the proxy statement. The premium received is presented in the 2009 Grants of Plan Based Awards table with a Grant Date of December 31, 2009.

(3)	The amounts in column (g) reflect the cash awards to the named individuals under the terms of the corporate bonus plan, which is discussed in further detail under the heading Performance-Based Incentive Compensation in the Compensation Discussion and Analysis section of the proxy statement. Each named individual elected to receive a portion of the cash award under the corporate bonus plan in stock awards with a grant date fair value as follows: Jim F. Geiger, $119,007; J. Robert Fugate, $50,873; N. Brent Cobb, $41,060; Christopher C. Gatch, $31,768 and Robert R. Morrice, $47,297.

(4)	The amounts in column (i) reflect the 401(k) matching contribution for the respective year and is discussed in further detail under the heading Other Compensation—Retirement and Other Benefits in the Compensation Discussion and Analysis section of this proxy statement. Additionally, Jim F. Geiger received $8,446 in personal travel reimbursement and $2,946 of additional health benefits.

GRANTS OF PLAN BASED AWARDS

The table below provides information about equity and non-equity plan based awards granted to the NEOs in 2009.

2009 Grants of Plan-Based Awards Table

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)	Maximum ($)
James F. Geiger			16,250	500,000	675,000	—	—
	2/25/2009	2/25/2009	—	—	—	27,500	418,550
	12/31/2009	9/28/2009	—	—	—	756	11,907

J. Robert Fugate			6,947	213,750	288,563	—	—
	2/25/2009	2/25/2009	—	—	—	10,000	152,200
	12/31/2009	9/28/2009	—	—	—	323	5,087

N. Brent Cobb			5,606	172,500	232,875	—	—
	2/25/2009	2/25/2009	—	—	—	16,500	251,130
	12/31/2009	9/28/2009	—	—	—	261	4,111

Christopher C. Gatch			5,423	166,875	225,281	—	—
	2/25/2009	2/25/2009	—	—	—	12,000	182,640
	12/31/2009	9/28/2009	—	—	—	203	3,197

Robert R. Morrice			6,459	198,750	268,312	—	—
	2/25/2009	2/25/2009	—	—	—	10,000	152,200
	12/31/2009	9/28/2009	—	—	—	301	4,741

(1)	The terms of the Non-Equity Incentive Plan are discussed in further detail under the heading Performance-Based Incentive Compensation and the actual amounts received by the NEOs for the fiscal year 2009 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

(2)	These amounts represent a minimum payout for the achievement of a plan-specified, minimum level of performance.

(3)	Awards will vest at 25% per year over four years, with the exception of the December 31, 2009 stock award which 50% vested March 1, 2010 and the remaining 50% will vest on December 1, 2010.

(4)	The Grant Date Fair Value of Stock and Option Awards amounts above were calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below provides information on the current holdings of stock options and restricted stock by the NEOs as of December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Name		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			Exercisable	Unexercisable
James F. Geiger	1	03/13/2002	50	—	13.43	03/13/2012	—	—	—	—
	2	11/01/2002	356,499	—	3.88	11/01/2012	—	—	—	—
	3	12/23/2003	159,331	—	3.88	12/23/2013	—	—	—	—
	4	02/15/2005	282,422	—	11.83	02/15/2015	—	—	—	—
	5	02/01/2006	93,750	31,250	11.00	02/01/2016	—	—	—	—
	6	03/05/2007	25,782	25,781	29.62	03/05/2017	—	—	—	—
	7	02/25/2008	16,833	50,497	19.69	02/25/2018	—	—	—	—
	8	08/08/2008	9,311	27,932	16.07	08/08/2018	—	—	—	—
	9	03/05/2007	—	—	—	—	15,624	246,078	—	—
	10	02/25/2008	—	—	—	—	25,248	397,656	—	—
	11	02/25/2009	—	—	—	—	27,500	433,125	—	—
	12	12/31/2009	—	—	—	—	8,312	130,914	—	—

J. Robert Fugate	13	03/13/2002	44	—	13.43	03/13/2012	—	—	—	—
	14	11/01/2002	3,499	—	3.88	11/01/2012	—	—	—	—
	15	11/01/2002	25,364	—	3.88	11/01/2012	—	—	—	—
	16	02/25/2003	4,093	—	3.88	02/25/2013	—	—	—	—
	17	12/23/2003	35,760	—	3.88	12/23/2013	—	—	—	—
	18	02/15/2005	54,123	—	11.83	02/15/2015	—	—	—	—
	19	02/01/2006	33,750	11,250	11.00	02/01/2016	—	—	—	—
	20	03/05/2007	14,180	14,179	29.62	03/05/2017	—	—	—	—
	21	02/25/2008	7,278	21,832	19.69	02/25/2018	—	—	—	—
	22	08/08/2008	4,026	12,076	16.07	08/08/2018	—	—	—	—
	23	03/05/2007	—	—	—	—	11,750	185,063	—	—
	24	02/25/2008	—	—	—	—	10,916	171,927	—	—
	25	02/25/2009	—	—	—	—	10,000	157,500	—	—
	26	12/31/2009	—	—	—	—	3,553	55,960	—	—
	27	07/29/2008	—	—	—	—	—	—	30,000	472,500

N. Brent Cobb	28	11/02/2005	70,876	—	12.00	11/02/2015	—		—	—
	29	03/05/2007	3,868	3,866	29.62	03/05/2017	—		—	—
	30	02/25/2008	4,975	14,925	19.69	02/25/2018	—		—	—
	31	08/08/2008	3,464	10,391	16.07	08/08/2018	—		—	—
	32	03/05/2007	—	—	—	—	2,344	36,918	—	—
	33	02/25/2008	—	—	—	—	7,770	122,378	—	—
	34	02/25/2009	—	—	—	—	16,500	259,875	—	—
	35	12/31/2009	—	—	—	—	2,868	45,171	—	—
	36	07/29/2008	—	—	—	—	—	—	30,000	472,500

			Option Awards				Stock Awards
Name		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			Exercisable	Unexercisable
Christopher C. Gatch	37	09/26/2001	25	—	13.43	09/26/2011	—	—	—	—
	38	02/06/2002	12	—	13.43	02/06/2012	—	—	—	—
	39	03/13/2002	29	—	13.43	03/13/2012	—	—	—	—
	40	11/01/2002	5,716	—	3.88	11/01/2012	—	—	—	—
	41	02/25/2003	3,280	—	3.88	02/25/2013	—	—	—	—
	42	12/23/2003	8,065	—	3.88	12/23/2013	—	—	—	—
	43	02/15/2005	24,484	—	11.83	02/15/2015	—	—	—	—
	44	02/01/2006	16,875	5,625	11.00	02/01/2016	—	—	—	—
	45	03/05/2007	5,157	5,156	29.62	03/05/2017	—	—	—	—
	46	02/25/2008	6,262	18,786	19.69	02/25/2018	—	—	—	—
	47	08/08/2008	3,464	10,391	16.07	08/08/2018	—	—	—	—
	48	03/05/2007	—	—	—	—	5,000	78,750	—	—
	49	02/25/2008	—	—	—	—	9,393	147,940	—	—
	50	02/25/2009	—	—	—	—	12,000	189,000	—	—
	51	12/31/2009	—	—	—	—	2,220	34,965	—	—
	52	07/29/2008	—	—	—	—	—	—	30,000	472,500

Robert R. Morrice	53	03/13/2002	44	—	13.43	03/13/2012	—	—	—	—
	54	11/01/2002	12,443	—	3.88	11/01/2012	—	—	—	—
	55	12/23/2003	26,330	—	3.88	12/23/2013	—	—	—	—
	56	02/15/2005	38,659	—	11.83	02/15/2015	—	—	—	—
	57	02/01/2006	33,750	11,250	11.00	02/01/2016	—	—	—	—
	58	03/05/2007	9,668	9,668	29.62	03/05/2017	—	—	—	—
	59	02/25/2008	6,262	18,786	19.69	02/25/2018	—	—	—	—
	60	08/08/2008	3,464	10,391	16.07	08/08/2018	—	—	—	—
	61	03/05/2007	—	—	—	—	9,000	141,750	—	—
	62	02/25/2008	—	—	—	—	9,393	147,940	—	—
	63	02/25/2009	—	—	—	—	10,000	157,500	—	—
	64	12/31/2009	—	—	—	—	3,304	52,038	—	—
	65	07/29/2008	—	—	—	—	—	—	15,000	236,250

(1)	All options are issued with a ten-year contractual term.

(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our Common Stock of $15.75 on December 31, 2009, the last trading day of fiscal year 2009, as reported on the Nasdaq.

*	The above share-based awards vest at 25% per year over four years with the exception of the following grants:

Rows 2, 14, 15, 40 and 54 were 60% vested upon grant, 85% vested after one year and 100% vested after two years.

Rows 1, 13 39 and 53 were 50% vested after one year and 100% vested after two years.

Rows 27, 36, 52, and 65 were set to vest 50% in either 2009 or 2010 and the remaining 50% in either 2011 or 2012, upon completion of certain performance-based criteria.

OPTION EXERCISE AND STOCK VESTED TABLE

The table below provides information on the option exercises and stock vesting activity for the NEOs in 2009.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James F. Geiger	100,000	1,572,261	16,229	231,223
J. Robert Fugate	80,000	1,258,724	9,514	132,936
N. Brent Cobb	—	—	3,762	54,890
Christopher C. Gatch	—	—	5,631	80,654
Robert R. Morrice	—	—	7,631	107,054

(1)	Value realized on exercise is the difference between the sale price, after transaction costs, and the exercise price of the option.

(2)	Value realized equals the per share fair market value of our Common Stock on the date of vesting multiplied by the number of shares vesting.

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains an unfunded voluntary non-qualified deferred compensation plan for the benefit of certain highly compensated employees, including the NEOs. Effective March 1, 2008, eligible employees were permitted to defer the receipt and taxation of up to 50% of base salary and commissions as well as up to 100% of performance-based incentive cash compensation. Deferral elections must be made before the beginning of the calendar year for which they apply and become irrevocable for that plan year. Amounts deferred are deemed to be invested in available investments of the plan based on the participants’ election. Deferred amounts are credited with earnings equal to the actual return on the deemed investments. Participants can elect to receive distributions in a lump sum or in up to ten annual installments and, can elect to begin distributions either upon separation from service or at a specified date prior to separation. In addition, participants may elect early distribution of all or some of their deferred account based on hardship, as defined by the plan. Distributions are payable in cash and are subject to ordinary income tax.

The Company has established a trust used to accumulate funds of the non-qualified deferred compensation plan. The assets of the trust are subject to the claims of the Company’s creditors. No withdrawals or distributions were made to any of the NEOs under the nonqualified deferred compensation plan in 2008 or 2009 and no amounts were contributed by the Company.

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)
Christopher C. Gatch	32,875	9,028	56,353
Robert R. Morrice	109,665	43,312	152,977

(1)	Contribution amounts deferred are reported as compensation in the Summary Compensation Table. Amounts that relate to an executive’s deferrals from salary are included in the “Salary” column and amounts that relate to an executive’s deferrals from the bonus are included in the “Non-Equity Incentive Plan Compensation” column. No NEOs are eligible to receive commissions.

Equity Plan Information

2005 Equity Incentive Award Plan

As of December 31, 2009, we were authorized to grant equity awards under our 2005 Equity Incentive Award Plan (the “Incentive Plan”) with respect to 697,871 shares of our Common Stock. The Incentive Plan provides for the grant or issuance of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The Incentive Plan permits us to grant awards to our directors, officers, employees and consultants, as well as the directors, officers, employees and consultants of any of our subsidiaries.

As of December 31, 2009, a total of 643 of our employees, former employees, officers, directors and consultants hold options to purchase 3,894,081 shares of our Common Stock, and 748,035 shares of our Common Stock remain available for future issuance under our Incentive Plan. In addition, the Incentive Plan contains an evergreen provision that allows for an annual increase in the number of shares available for issuance on January 1 of each year during the ten-year term of the Incentive Plan, beginning on January 1, 2006. Under this evergreen provision, the annual increase in the number of shares generally equals the lesser of: (i) such number of shares as is necessary to bring the sum of the total shares reserved under the Incentive Plan on the first day of the relevant fiscal year, plus the number of outstanding awards and unvested shares of restricted stock under the Incentive Plan, the 2002 Equity Incentive Plan and the 2000 Stock Incentive Plan on the first day of the relevant fiscal year, to 18.5% of our outstanding capital stock on the first day of the relevant fiscal year (calculated on a fully-diluted basis); and (ii) an amount determined by the Board. Notwithstanding the evergreen provision, the number of shares that may be issued or transferred pursuant to awards under the Incentive Plan generally cannot exceed an aggregate of 12,886,598 shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table “2009 Potential Payments Upon Termination” below reflects the amounts to be paid to each of the NEOs in the event of termination for each triggering event (i.e. termination prior to a change of control, termination following a change of control, termination in the event of death and termination in the event of disability of the executive). The amounts shown assume that such termination was effective as of December 31, 2009 and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs separation.

Payments Made Upon Termination

We have entered into employment agreements with its NEOs, each of which are substantially similar. Pursuant to these agreements, we will pay specified benefits to a particular executive upon his or her termination (other than termination by us for cause or for resignation by the executive without “good reason”). Such termination benefits for all executives through 2009 are as follows:

Termination Before a Change of Control:

•	base salary in the form of severance for one additional year from date of termination (paid in 24 installments);

•	20% accelerated vesting of each outstanding award not yet fully vested; and

•

for share-based awards granted to the executive on or after the effective date of the employment agreement, a one-year period for the executive to exercise such share-based awards following the date of termination.

Termination After a Change of Control:

•	cash severance including base salary in the form of severance for one additional year from date of termination (paid in 24 installments) for all NEOs except Messrs. Geiger and Fugate;

•

with respect to Mr. Geiger, cash severance for one additional year from the date of termination (paid in installments) and, upon election, Mr. Geiger is entitled to receive an additional cash severance amount (paid in a lump-sum within three business days of the date six months following termination) equal to 1.5x his base salary, subject to certain adjustments described below in Conditions of Termination Benefits;

•

with respect to Mr. Fugate, cash severance for one additional year from the date of termination (paid in installments) and, upon election, Mr. Fugate is entitled to receive an additional cash severance amount (paid in a lump-sum within three business days of the date six months following termination) equal to 0.5x his base salary, subject to certain adjustments described below in Conditions of Termination Benefits;

•	additional cash severance including bonus (defined as the average of the prior three years) paid on a lump-sum basis within three business days of the date six months following the NEOs termination;

•	continuation of benefit coverage (placing the terminated executive on COBRA) during the severance period: and

•	100% accelerated vesting of share-based awards for each non-fully vested award.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)	if any person or group acquires 50% or more of the Company’s voting securities (other than securities acquired directly or indirectly from the Company or its affiliates and not a result of us acquiring shares), directly or indirectly;

(ii)	if a majority of the Directors, as of any one year period, are replaced other than in specific circumstances;

(iii)	upon the consummation of a merger, consolidation, reorganization, business consolidation, sale of the Company or any subsidiary of ours, or disposition of substantially all of the Company’s assets, other than an event noted above which would result in the voting securities of the Company outstanding immediately prior to the merger continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such event; or

(iv)	upon the liquidation or dissolution of the Company.

Termination by Reason of Death:

•	100% accelerated vesting of share-based awards for each non-fully vested award.

Termination by Reason of Disability:

•	accelerated vesting so that 60% of each share-based award grant is immediately vested and exercisable (if not already vested to that percentage).

Conditions of Termination Benefits

All employment agreements provide for nondisclosure of our confidential information and, after the termination of the executive’s employment with us, a one-year period of non-solicitation of our employees and a one-year non-compete obligation. In addition, following a change of control, Messrs. Geiger and Fugate can elect to be bound by an additional eighteen months and six months, respectively, in exchange for lump sum payment equal to 1.5x and 0.5x their annual base salaries, respectively. Should Messrs. Geiger and Fugate elect not to be bound by the additional non-compete obligations, they will be entitled to a lump sum payment equal to 50% and 0% of their annual base salaries, respectively. Any such lump-sum payments are to be paid within three business days of the date six months after their termination date.

The following table shows the potential payments upon termination for all NEOs.

Messrs. Geiger and Fugate’s amounts were computed assuming they will elect to be bound by the additional eighteen month and six month non-complete obligation period, respectively. Share-based award values/payments in the table below were calculated based on the difference of the closing market price of our Common Stock on December 31, 2009 of $15.75 less the applicable exercise price of each grant award subject to accelerated vesting as a result of a termination under the terms noted above.

2009 Potential Payments Upon Termination Table

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)
James F. Geiger	Cash Severance-Salary	400,000	1,000,000	—	—
	Cash Severance-Bonus	—	385,157	—	—
	Healthcare Benefits Continuation(1)	13,697	13,697	—	—
	Share-Based Awards—Accelerated Vesting	360,305	1,356,211	1,356,211	724,664

	Total	774,001	2,755,064	1,356,211	724,664

J. Robert Fugate	Cash Severance-Salary	285,000	427,500	—	—
	Cash Severance-Bonus	—	176,208
	Healthcare Benefits Continuation(1)	13,697	13,697	—	—
	Share-Based Awards—Accelerated Vesting	251,340	1,096,387	1,096,387	625,770

	Total	550,036	1,713,791	1,096,387	625,770

N. Brent Cobb	Cash Severance-Salary	230,000	230,000	—	—
	Cash Severance-Bonus	—	119,699	—	—
	Healthcare Benefits Continuation(1)	13,697	13,697	—	—
	Share-Based Awards—Accelerated Vesting	187,368	936,842	936,842	562,105

	Total	431,065	1,300,237	936,842	562,105

Christopher C. Gatch	Cash Severance-Salary	222,500	222,500	—	—
	Cash Severance-Bonus	—	114,303	—	—
	Healthcare Benefits Continuation(1)	13,697	13,697	—	—
	Share-Based Awards—Accelerated Vesting	206,006	949,874	949,874	553,893

	Total	442,203	1,300,373	949,874	553,893

Robert R. Morrice	Cash Severance-Salary	265,000	265,000	—	—
	Cash Severance-Bonus	—	162,441	—	—
	Healthcare Benefits Continuation(1)	13,697	13,697	—	—
	Share-Based Awards—Accelerated Vesting	189,846	788,915	788,915	441,287

	Total	468,542	1,230,053	788,915	441,287

(1)	For purposes of quantifying healthcare benefits, the Company relies on assumptions used for financial reporting purposes under generally accepted accounting principles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 31, 2010, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors and nominees to become a director; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. For purposes of this table, the number of shares of Common Stock outstanding as of March 31, 2010 is deemed to be 30,365,668. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 31, 2010 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Cbeyond, Inc., 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
Executive Officers and Directors
James F. Geiger(1)	1,125,352	3.59%
John R. Fugate(2)	288,465	*
Robert R. Morrice(3)	228,716	*
Kurt J. Abkemeier(4)	112,308	*
N. Brent Cobb(5)	168,542	*
Christopher C. Gatch(6)	164,458	*
Henry C. Lyon(7)	115,134	*
Brooks A. Robinson(8)	183,260	*
Joseph A. Oesterling(9)	180,100	*
John H. Chapple(10)	42,792	*
Douglas C. Grissom(11)	33,240	*
D. Scott Luttrell(12)	516,487	1.70%
James N. Perry, Jr.(13)	62,566	*
David A. Rogan(14)	62,565	*
Robert Rothman(15)	406,681	1.34%
Martin Mucci(16)	24,690	*
Larry D. Thompson(17)	7,874	*
All directors and executive officers as a group (17 persons)	3,723,230	11.49%

Beneficial owners of 5% or more
Wells Fargo & Co.(18)	4,927,592	16.23%
BlackRock, Inc.(19)	3,726,278	12.27%
FMR LLC(20)	2,777,114	9.15%
JPMorgan Chase & Co.(21)	1,867,500	6.15%
TAMRO Capital Partners LLC(22)	1,560,532	5.14
T. Rowe Price Associates(23)	1,428,321	4.70%

*	Denotes less than 1% beneficial ownership

(1)	Includes options of 1,004,952 shares and restricted stock of 84,426 shares of our Common Stock

(2)	Includes options of 161,848 shares and restricted stock of 59,928 shares of our Common Stock.

(3)	Includes options of 152,966 shares and restricted stock of 51,914 shares of our Common Stock.

(4)	Includes options of 82,380 shares and restricted stock of 22,545 shares of our Common Stock.

(5)	Includes options of 90,091 shares and restricted stock of 49,661 shares of our Common Stock.

(6)	Includes options of 87,834 shares and restricted stock of 48,372 shares of our Common Stock.

(7)	Includes options of 83,248 shares and restricted stock of 24,377 shares of our Common Stock.

(8)	Includes options of 107,967 shares and restricted stock of 49,696 shares of our Common Stock.

(9)	Includes options of 108,814 shares and restricted stock of 49,122 shares of our Common Stock.

(10)	Includes options of 23,092 shares and restricted stock of 11,548 shares of our Common Stock.

(11)	Includes options of 13,092 shares and restricted stock of 11,548 shares of our Common Stock.

(12)	Includes options of 13,092 shares and restricted stock of 11,548 shares of our Common Stock. Mr. Luttrell is the Chief Executive Officer and founder of LCM Group, Inc. 118 Capital Fund, Inc. owns 359,955 shares; LCM Profit Sharing Plan owns 23,742 shares; 2514 Multi-Strategy Fund LP owns 15,000 shares; 316 Capital LLC owns 51,725 shares; and Contrarian Equity Hedge Fund owns 7,500 shares. 118 Capital Fund, Inc., LCM Profit Sharing Plan, 2514 Multi-Strategy Fund LP, 316 Capital LLC and Contrarian Equity Hedge Fund are part of an affiliated group of investment partnerships commonly controlled by LCM Group, Inc.

(13)	Includes options of 13,092 shares and restricted stock of 11,548 shares of our Common Stock. Includes 8,304 shares held by a family partnership and 2,923 shares held by a family trust. Mr. Perry may be deemed to share voting and investment power in respect of our Common Stock held by the family trust with two co-trustees. Mr. Perry disclaims beneficial ownership of the shares held by the trust and family partnership.

(14)	Includes options of 38,865 shares and restricted stock of 11,548 shares of our Common Stock. Mr. Rogan served as President of Cisco Systems Capital Corporation and Vice President of Cisco Systems, Inc. until his retirement in 2009.

(15)	Includes options of 32,788 shares and restricted stock of 11,548 shares of our Common Stock. Also includes 344,038 shares held in the Robert Rothman Revocable Trust and 4,923 shares held in the Rothman Family Trust.

(16)	Includes options of 13,142 and restricted stock of 11,548 shares of our Common Stock.

(17)	Includes restricted stock of 7,874 shares of our Common Stock.

(18)	Includes 4,927,592 shares beneficially owned by Wells Fargo & Co. including 3,571,556 shares with sole voting power as reported on Schedule 13G filed on January 22, 2010.

(19)	Includes 3,726,278 shares beneficially owned by BlackRock, Inc. including 3,726,278 shares with sole voting power as reported on Schedule 13G filed on January 8, 2010.

(20)	Includes 2,777,114 shares owned by Fidelity Management & Research Company (“Fidelity”) as reported on Schedule 13G/A filed on March 10, 2010 by FMR LLC. FMR LLC is a parent holding company of Fidelity (a wholly-owned subsidiary of FMR LLC). The ownership of one investment company, Fideltiy Capital Appreciation Fund, amounts to 1,466,653 shares of the Common Stock outstanding. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares owned. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees due to a stockholders’ voting agreement entered into by the Johnson family. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(21)	Includes 1,867,500 shares beneficially owned by JPMorgan Chase including 1,732,194 shares with sole power to vote and 316, shares with shared voting rights as reported on Schedule 13G/A filed on January 21, 2010.

(22)	Includes 1,560,532 shares beneficially owned by TAMRO Capital Partners LLC including 1,166,280 shares with sole power to vote as reported on Schedule 13G filed on February 9, 2010.

(23)	Includes 1,428,321 shares owned by various individuals and institutional investors which T. Rowe Price Associates Inc. (“Price Associates”) serves as investment adviser with the power to direct investments and 227,276 shares which Price Associates has sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Cisco Systems Capital and Cisco Systems, Inc.

Cisco has been and continues to be one of our major equipment suppliers. In addition, Mr. Rogan, one of its former executives, who retired in 2009, is on our Board of Directors and Audit Committee. All transactions with Cisco are conducted on an arms-length basis. Cisco was also our principal lender until shortly after our initial public offering when we repaid all outstanding borrowings and cancelled the credit facility.

During the year ended December 31, 2009, we purchased approximately $18.5 million of equipment and services from Cisco. As of December 31, 2009, our outstanding accounts payable to Cisco totaled approximately $0.4 million.

Our corporate governance guidelines state that directors are expected to avoid any action, position, or interest that conflicts with the interests of the Company or gives the appearance of a conflict, including any related party transactions. Additionally, we review information included in questionnaires completed by our directors and executive officers, executed contracts and vendor payment files to identify related party transactions.

Relationship with David A. Rogan

David A. Rogan served as president of Cisco Systems Capital and vice president of Cisco Systems, Inc. until his retirement in 2009. Our relationship with each of Cisco Systems Capital and Cisco Systems, Inc. is described immediately above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2009 were timely met.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2010. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the Audit Committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the Audit Committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us.

In the event that ratification of this selection of the independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Ernst & Young LLP

The following table summarizes fees incurred by the Company to Ernst & Young LLP during fiscal years 2009 and 2008:

	Fees ($)
Service	2009	2008
Audit Fees(1)	807,785	904,355
Audit-Related Fees(2)	15,300	5,000
Tax Fees(3)	15,000	15,000
Other Fees	—	—

Total	838,085	924,355

(1)	“Audit Fees” relate to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting as well as the review of the Company’s quarterly financial statements.

(2)	“Audit-Related Fees” for 2009 and 2008 relate to services in connection with the evaluation of a proposed transaction and our debt compliance, respectively.

(3)	“Tax Fees” for 2009 and 2008 relate to services in connection with our income tax returns and tax incentive research, respectively.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the votes cast for the proposal. Unless marked otherwise, proxies received will be voted “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, submitted in accordance with SEC’s Rule 14a-8, must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc., 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than December 28, 2010.

Under the Company’s Bylaws, shareholder proposals not submitted for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders under SEC Rule 14a-8, and instead sought to be presented directly at the 2011 Annual Meeting of Stockholders, must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc. 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than April 3, 2011. Specifically, the Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2009 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2009 on Form 10-K with the SEC. stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cbeyond, Inc., Attn: Investor Relations, 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cbeyond.net.

By Order of the Board of Directors

J. Robert Fugate, Chief Financial Officer

April 23, 2010

Atlanta, Georgia

CBEYOND, INC.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held at 9:30 a.m., June 11, 2010

The proxy statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to shareholders (Form10-K) is available at: http://ir.cbeyond.net/index.cfm.

The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K).

The annual shareholder meeting will be held at 9:30 a.m., local time, on June 11, 2010 at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339. The matters to be covered are noted below:

1.	Election of Directors;

2.	Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	Other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of Cbeyond recommends voting FOR Proposal 1-Election of Directors and Proposal 2-Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Kurt Abkemeier; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

                     ¢

CBEYOND, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 11, 2010 AT 9:30 A.M.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned holder of common stock, par value $0.01, of Cbeyond, Inc. (the “Company”) hereby appoints J. Robert Fugate as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 11, 2010 at 9:30 a.m. local time, at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, GA 30339, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

CBEYOND, INC.

June 11, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 9:30 A.M., JUNE 11, 2010

The proxy statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at: http://ir.cbeyond.net/index.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20330000000000000000 9			061110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Class II Directors				2. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2010.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR THE NOMINEES WITHHOLD AUTHORITY FOR THE NOMINEES FOR ALL EXCEPT (See instructions below)	O John H. Chapple O Douglas C. Grissom O David A. Rogan

3.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposals are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

CBEYOND, INC.

June 11, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 9:30 A.M., JUNE 11, 2010

The proxy statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at: http://ir.cbeyond.net/index.cfm.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330000000000000000 9	061110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Class II Directors				2.	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2010.	☐	☐	☐

		NOMINEES:		3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
☐	FOR ALL NOMINEES	O John H. Chapple
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Douglas C. Grissom O David A. Rogan

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposals are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■